 Exhibit 3.3

DXP Enterprises, Inc.

Certificate of Amendment
to
Restated Articles of Incorporation

DXP Enterprises, Inc., a corporation organized and existing under and by virtue of the Business Organizations Code of the State of Texas (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is DXP Enterprises, Inc.

SECOND:  Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Texas on August 12, 1996 and were subsequently corrected by Articles of Correction filed September 17, 1996 and amended by Articles of Amendment filed May 12, 1997 and by Articles of Amendment filed July 17, 1998 (as so amended and corrected, the “Existing Articles”)

THIRD:  This Certificate of Amendment further amends the Existing Articles to (i) reduce the number of shares designated as Series A Preferred Stock from 1,000,000 shares to 1,122 shares (which is the number of shares of Series A Preferred Stock outstanding) and return the remaining 998,878 shares to the status of undesignated Preferred Stock, (ii) reduce the number of shares designated as Series B Preferred Stock from 1,000,000 shares to 15,000 shares (which is the number of shares of Series B Preferred Stock outstanding) and return the remaining 985,000 shares to the status of undesignated Preferred Stock, (iii) reduce the par value per share of the Series B Preferred Stock and undesignated Preferred Stock from $1.00 per share to $.0001 per share.

FOURTH:  This Certificate of Amendment was duly adopted in accordance with the provisions of the Business Organizations Code of the State of Texas and its governing documents by its Board of Directors and Stockholders.

FIFTH:  The First Sentence of “Article IV - Capital Stock” of the Existing Articles is hereby amended to read in its entirety as follows:  “The total number of shares of stock of all classes which the Corporation shall have authority to issue is 110,000,000 of which 100,000,000 shares of the par value of $.01 each shall be designated common stock (“Common Stock”) and 10,000,000 shares shall be designated serial preferred stock (“Preferred Stock”).”

SIXTH:  Section B.1. of “Article IV - Capital Stock” of the Existing Articles is hereby amended to read in its entirety as follows:  “1.  Authorized Shares.  The Preferred Stock may be divided into and issued in one or more series.  Of the 10,000,000 authorized shares of Preferred Stock, (i) 1,122 shares have been designated as Series A Preferred Stock with a par value per share of $1.00 (the “Series A Preferred Stock”), (ii) 15,000 shares have been designated as Series B Preferred Stock with a par value per share of $.0001 (the “Series B Preferred Stock”) and (iii) 9,983,878 shares with a par value per share of $.0001 are available for future designation as provided herein.”

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed this ____ day of _____________, 2011.

DXP ENTERPRISES, INC.

By:   /s/David R. Little
              President